Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	November 4, 2004
714-801-9021

CALC Reports Significant Improvement in Third Quarter Results

Financial and Operating Highlights – Third Quarter 2004 vs. 2003

•                   Pretax income of $1.4 million, up 56% compared with Q3 – 2003, reflecting 53 home deliveries in the 2004 period vs. 24 homes in the 2003 period

•                  Third quarter homebuilding revenues of $28.4 million, up 238% vs. Q3 - 2003

•                  Homebuilding gross operating profit of $6.0 million, up 275% vs. Q3 - 2003

•                  Gross margin from homebuilding improved to 21.1% vs. 19.0% in Q3-2003

IRVINE, California — California Coastal Communities, Inc. (NASDAQ:CALC) reported net income of $1.3 million or $.13 per share, for the three months ended September 30, 2004.  The third quarter results reflect gross operating profit of $6.0 million from deliveries of 53 homes in Riverside and San Bernardino Counties, offset by operating expenses of $3.4 million and minority interest in income from a consolidated joint venture of $1.3 million.

The nature of the Company’s business, including its limited inventory of buildable lots, is such that the number and locations of active selling communities over a given time period and market conditions during the period over which lots are held, may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The current period operating expenses were primarily comprised of selling, general and administrative expenses of $1.7 million, other expense of $600,000, and an income tax provision of $1.1 million.

The recent quarter’s operations were significantly more profitable than the third quarter of 2003, when the Company had net income of $500,000, or $.05 per share, generated by deliveries of 24 homes in Riverside County.  The prior year’s quarter reflects gross operating income of $1.6 million, offset by operating expenses of $1.1 million, which were primarily comprised of selling, general and administrative and income tax expenses.

The Company has active homebuilding projects in the Inland Empire area of Riverside and San Bernardino Counties; Lancaster in Los Angeles County; and Rancho Santa Fe in San Diego County. The Company is also continuing to pursue other land development and lot acquisition opportunities throughout Southern California.  The Company has been rebuilding lot inventory during the first nine months of 2004, completing acquisitions of 259 single-family residential lots during that period, increasing the Company’s inventory of lots and homes under construction from 257 as of September 30, 2003 to 430 as of September 30, 2004.

The Company delivered 73 homes during the nine months ended September 30, 2004 as compared with 66 home deliveries during the same period of 2003.  The Company currently expects 128 deliveries for the full-year 2004 compared with 154 homes delivered in 2003.  Raymond J. Pacini, CEO of the Company stated: “Although we expect fewer home deliveries for the full year as compared with last year, homebuilding revenues, margins and net income for the full-year 2004 are expected to exceed 2003 results.”

The Company reported $28.4 million in homebuilding revenues from 53 deliveries for the third quarter of 2004, compared with $8.4 million in revenues from 24 home deliveries for the third quarter of 2003.  The increase in revenues reflects the higher number of home deliveries, and a 53.1% increase in average sales price due to sales price appreciation and the higher price level of homes delivered in Chino vs. Riverside County.  Gross operating profit for the current quarter of $6.0 million as compared with $1.6 million of gross operating profit in the comparable quarter of 2003 reflects the increase in the number of home deliveries, and a 69.0% increase in average gross operating profit per home.  The current quarter gross margin from homebuilding of 21.1% reflects sales at the Chino and North Corona projects, as compared with the prior period margin of 19.0% which reflected sales at the Riverside “Harvest” project.  The improved gross margin percentage also reflects home price appreciation over the prior year and the change in product mix delivered.

The tight supply of new homes in Southern California has resulted in significant home price increases over the last five years.  As a result, the affordability of new homes has been declining and could further jeopardize future demand.  The significant price increases over the last twelve months have recently slowed down demand.

The Company also reported net income of $1.8 million or $.18 per share-basic for the first nine months of 2004. Results for the first nine months of 2004 reflect $8.3 million of gross operating profit from delivery of 73 homes and income of $300,000 from the Company’s unconsolidated joint ventures. These income items were partially offset by $3.4 million of selling, general and administrative expenses, other expense, net of $700,000, primarily reflecting a $500,000 increase in an accrual for a pending settlement of litigation, a $1.3 million income tax provision, and minority interest in income from the consolidated joint venture related to the Chino project of $1.3 million.

The operations for the first nine months of 2004 were significantly more profitable than the first nine months of 2003 when the Company reported net income of $600,000, or $.06 per share – basic, which reflected gross operating profit of $3.8 million from delivery of 66 homes, partially offset by $2.5 million of general and administrative expenses and $600,000 of other expense primarily reflecting an accrual for environmental remediation costs.  The Company generated $4.5 million more in gross operating profit from home sales during the first nine months of 2004 compared with the first nine months of 2003, while delivering seven more homes (73 vs. 66).

The increases in selling, general and administrative expenses for the 2004 periods compared with the 2003 periods primarily reflect increases in accrued incentive compensation for the Company’s homebuilding business and non-cash compensation expense related to the grant and vesting of stock options.

The Company’s current homebuilding projects, which are in the Inland Empire area of southern California in Riverside and San Bernardino counties, and in Los Angeles and San Diego counties, are currently expected to generate approximately $39 million of cash during the next 24 months, assuming that present economic and housing market conditions continue. Southern California, including the Inland Empire, has experienced significant population and job growth in the past decade. While continued growth in the Inland Empire is expected, partially due to the limited supply of affordably priced housing in coastal areas such as Orange County, there can be no assurance that economic, demographic or other factors will not slow, diminish or cause such growth to cease.

The 208-acre Bolsa Chica mesa, which overlooks the Pacific Ocean and the Bolsa Chica wetlands in Orange County, California, is the Company’s principal asset, representing 68% of total assets at September 30, 2004.  In response to the California Coastal Commission’s public hearing on October 13, 2004 regarding the Company’s application for a Coastal Development Permit for the upper bench of the Bolsa Chica mesa, the Company is revising its plan to address concerns raised at the hearing.  The Company currently expects that the Coastal Commission will hold another public hearing on the revised plan during the first quarter of 2005.

The Company is a residential land development and homebuilding company operating in southern California. The Company’s principal subsidiaries are Signal Landmark and Hearthside Homes, Inc.  Signal Landmark owns 208 acres on the Bolsa Chica mesa, along with an additional 100 acres on the Huntington mesa at Bolsa Chica.  Hearthside Homes has delivered over 1,700 homes to families throughout Southern California over the last nine years.

Prohibition Against Becoming a 5% Stockholder
and No Further Acquisitions by Current 5% or Greater Stockholders

Unless the Company has previously consented in writing (i) no stockholder holding less than 5% of the outstanding shares of Common Stock may acquire additional shares of Common Stock in an amount that would take such holder to 5% or more; and (ii) no current 5% or greater stockholder may acquire any additional shares. The foregoing prohibition is contained in the Company’s charter documents, in order to preserve the tax benefits of the Company’s $175 million of net operating loss carryovers (“NOLs”). All acquisitions of the Company’s Common Stock in violation of its charter prohibitions are null and void, and the Company is empowered to effectively rescind such acquisitions.  The Company will not entertain requests for permission to exceed the limitations on stock acquisitions in the foreseeable future, because the Company’s board of directors has determined that such acquisitions could jeopardize the Company’s ability to preserve and use its NOLs.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential”, “continue”, or the negative of such terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of litigation, regulatory approval processes or administrative proceedings (including, but not limited to ongoing administrative proceedings related to the Company’s principal asset, the Bolsa Chica mesa), cash flows or sales, the Company’s ability to acquire residential lots, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the Company’s strategic focus on growing in existing markets and expanding into new geographic markets; the Company’s focus on generating strong financial returns and conservatively managing its balance sheet; the outlook for the housing sector, including the relative impact of interest rates, jobs, land constraints, demographic trends and the availability of mortgage financing; the employment outlook, the Company’s ability to capitalize on the supply-demand imbalance in housing; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; and expected joint venture income and deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements. Such statements involve known and unknown risks, uncertainties, assumptions and other factors — many of which are out of the Company’s control and difficult to forecast — that may cause actual results to differ materially from those that may be described or implied. Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation, including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; adverse weather conditions and natural disasters; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks discussed in the Company’s past and future filings with the Securities and Exchange Commission.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements. The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Homes delivered	53	24	73	66

Home sales revenue *	$28.4	$8.4	$37.1	$21.5
Costs of sales	22.4	6.8	28.8	17.7

Gross operating profit from homebuilding *	$6.0	$1.6	$8.3	$3.8

Gross margin percentage	21.1%	19.0%	22.4%	17.7%

Per home data

Average sales price	$535,800	$350,000	$508,200	$326,000

Increase in average sales price **	53.1%		55.9%

Average gross margin	$113,200	$67,000	$113,700	$58,000

Increase in average gross margin **	69.0%		96.0%

Lot inventory

Backlog of homes sold but not delivered at end of period	61	69

Completed homes in inventory	1	—

Entitled lots controlled at end of period:
Owned lots	260	147
Optioned lots	108	41

Total homes and lots	430	257

*            Excludes approximately $100,000 from sale of land during the first quarter of 2004.

**     Primarily reflects price appreciation and a comparatively higher price level for home deliveries in Chino (2004) vs. Riverside County (2003).

CALIFORNIA COASTAL COMMUNITIES, INC.

STATEMENT OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Revenues	$28.4	$8.4	$37.2	$21.5

Costs of sales	22.4	6.8	28.8	17.7

Gross operating profit	6.0	1.6	8.4	3.8

Selling, general and administrative expenses	1.7	.8	3.4	2.5
Interest expense	.1	.1	.2	.2
Income from unconsolidated joint ventures	(.1)	(.1)	(.3)	(.4)
Other expense, net	.6	(.1)	.7	.6

Income before income taxes	3.7	.9	4.4	.9

Provision (benefit) for income taxes (a)	1.1	.4	1.3	.3

Minority interest in income from consolidated joint venture	1.3	—	1.3	—

Net income	$1.3	$.5	$1.8	$.6

Earnings per common share-basic	$.13	$.05	$.18	$.06

Earnings per common share-diluted	$.12	$.05	$.17	$.06

Weighted average common shares outstanding-basic	10.1	10.1	10.1	10.1

Weighted average common shares outstanding-diluted	10.9	10.9	10.8	10.8

(a)                                  The provision for income taxes reflects reductions in reserves of $100,000 in both the nine months ended September 30, 2004 and September 30, 2003 due to the resolution of certain outstanding tax matters. The provisions for the three and nine months ended September 30, 2004 are net of a $300,000 tax benefit for the reversal of a valuation allowance on post-Reorganization state net operating losses.

CALIFORNIA COASTAL COMMUNITIES, INC.

BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	Sept. 30, 2004	Dec. 31, 2003

ASSETS

Cash and cash equivalents	$6.5	$14.7

Real estate held for current development or sale	61.2	27.5

Land held for future development	155.6	153.6

Other assets	4.0	2.3

Total Assets	$227.3	$198.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$7.2	$6.3

Project debt	37.9	10.4

Other liabilities	8.8	12.9

Total liabilities	53.9	29.6

Minority interest	.5	3.9

Stockholders’ equity (a)	172.9	164.6

	$227.3	$198.1

Fully diluted shares outstanding (b)	10.9	10.8

Book value per share (b)	$15.86	$15.24

(a)                                    Reflects net income and $6.0 million direct increase in equity for recognition of tax benefits from use of pre-Reorganization federal net operating losses, plus approximately $200,000 from issuance of common stock pursuant to stock option exercises and $300,000 for non-cash compensation expense recorded in conjunction with the grant and vesting of stock options.

(b)                                 Assumes exercise of outstanding stock options to purchase 719,996 and 754,996 shares, respectively.